As filed with the Securities and Exchange Commission on September 22, 2005

Registration No. 333-122352

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT NO. 4

MED-TECH SOLUTIONS, INC.
(Name of small business issuer in its charter)

NEVADA	3841	98-0442163
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Suite 2200 – 1177 West Hastings Street
Vancouver, BC, Canada V6E 2K3
Tel: (604) 688-7526
(Address and telephone number of principal executive offices)

Stephen F.X. O’Neill, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practicable after this Registration Statement
is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share, previously issued to investors	$2,550,000	$0.50	$2,550,000	$300.13

(1)	Total represents 5,100,000 shares issued by Med-Tech Solutions, Inc. in private placement transactions completed in September 2004, and November 2004.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 21, 2005

PROSPECTUS

MED-TECH SOLUTIONS, INC.

5,100,000 SHARES
COMMON STOCK
----------------

The selling security holders named in this prospectus are offering the 5,100,000 shares of Med-Tech Solutions, Inc.’s (“Med-Tech”) common stock offered through this prospectus. Med-Tech has set an offering price for these securities of $0.50 per share of its common stock offered through this prospectus.

			Proceeds to Selling Security Holders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.50	Not Applicable	$2,550,000

Total	$0.50	Not Applicable	$2,550,000

Med-Tech is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering.

Med-Tech’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.50 per share until such time as the shares of Med-Tech’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”).

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 13 before buying any shares of Med-Tech’s common stock.

This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------
The Date Of This Prospectus is: September 21, 2005

PROSPECTUS MED-TECH SOLUTIONS, INC. 5,100,000 SHARES COMMON STOCK

TABLE OF CONTENTS

Page

Summary	5

Risk Factors	7

Risks Related to Our Business

We have yet to attain profitable operations and because we will need additional financing to fund the development of our Gynecone device, our auditors believe there is substantial doubt about our ability to continue as a going concern	7

We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results. Our inability to predict future growth and operating results could delay or inhibit our ability to obtain bank or equity financing	7

Failure to obtain necessary government approvals for new products would mean we could not sell those new products, or sell any products for those new applications	8

We intend to rely on distributors to receive pre-market approvals and cover the target market areas. Failure by one of such distributors to effectively market our product could delay or inhibit our ability to market our product in the target market	8

Testing of our new product will involve uncertainties and risks, which could delay or prevent new product introductions, require us to incur substantial additional costs or result in the failure to bring our products to market, which would affect our ability to generate revenues and our business could fail	8

If third party payors fail to provide appropriate levels of reimbursement for purchase and use of our product, it may increase the cost of commercializing or marketing our product which could result in our inability to sell our Gynecone device in commercially acceptable quantities at profitable prices	8

Because our sole executive officer and director does not have formal training specific to the medicinal products industry, there is a higher risk our business will fail	9

Because our sole executive officer and director has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	9

If we fail to obtain approval from the FDA and from foreign regulatory authorities, we will not be allowed to market or sell the Gynecone device, or other products in the United States or other countries	9

If we are not able to obtain regulatory approvals for use of the Gynecone device, or if the patient populations for which it is approved are not sufficiently broad, the commercial success of this product could be limited	10

If we obtain regulatory approval of our product, the product will be subject to continuing review and extensive regulatory requirements, which could hinder, delay or restrict the manufacturing and marketing of our product	10

We are subject to potential product liability and other claims and we may not have the insurance or other resources to cover the costs of any successful claim	10

If patients choose to use existing more established or less expensive alternatives to our proposed products, or if effective new alternatives are developed, we could lose potential sales and the resulting decrease in revenues could cause our business to fail	11

We are highly dependent on our distributors for marketing and distribution of our Gynecone device, in the event that our distributors are unable to obtain required regulatory approvals for the sale of our product we may be delayed or unable to complete sales of our product with the distributor’s targeted geographic region	11

We intend to conduct our business in foreign countries and, as a result, may be exposed to movements in foreign currency exchange rates. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may reduce our reported international sales and earnings because the local currency will translate into fewer U.S. dollars	11

We are highly dependent on our senior management. The loss of our sole executive officer could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required	12

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us. This could harm our competitive position and decrease our market share	12

Other parties may sue us for infringing their intellectual property rights, or we may have to sue them to protect our intellectual property rights	12

Patient complications that may occur in clinical testing conducted by us (or in clinical testing conducted by other companies) and the resulting publicity surrounding these complications may result in greater governmental regulation of future product candidates and potential regulatory delays relating to testing or approval of our Gynecone device	13

Risks Related To This Offering

Because our sole executive officer and director, Mr. Mark McLeary, controls approximately 49.5% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. McLeary are inconsistent with the best interests of other stockholders	13

If a market for our common stock does not develop, stockholders may be unable to sell their shares	13

If the selling security holders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	13

Use of Proceeds	14

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our”, “our company” or “Med-Tech” refers to Med-Tech Solutions, Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are a development stage company focused on the marketing and distribution of a medical pessary device designed for women. We have entered into a license agreement pursuant to which we acquired an exclusive worldwide license to manufacture, market, and distribute a medical pessary device for the treatment of female urinary incontinence called the “Gynecone”. Our plan of operation is to develop and market the Gynecone device and secure agreements and/or working relationships with potential distributors of the Gynecone device.

Our pricing strategy is to provide the lowest cost product while providing features related to safety and efficacy, which are equivalent to or better than those of competitive products. It is expected that the Gynecone will be at a lower price than these products. We also intend to establish distribution agreements with major independent medical device distributors and work directly with these parties to perform all necessary activities including regulatory approvals, networking, clinician training and promotion.

We have not earned any revenues to date. We plan to earn revenues from sales of our Gynecone device. We do not anticipate earning revenues until such time as we complete the marketing, promotion and development of our Gynecone device. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales of our products or that the revenues generated will exceed our operating costs. Since our inception, we have used our common stock to raise money for asset acquisitions, for corporate expenses and to repay outstanding indebtedness. We have not attained profitable operations and are dependent upon obtaining financing to pursue our business plan. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Overview of Urinary Incontinence Care Industry

Sources for this data are the United States Department of Health and Human Services, the Journal of Obstetrics and Gynecology published by the American College of Obstetricians and Gynecologists, and Social & Scientific Systems, Inc. While management believes this information to be reliable, it has not independently verified it.

Urinary Incontinence (“UI”) is objectively demonstrated involuntary urine loss that is sufficient to be a social and hygienic problem. More than 13 million people in the United States (male and female) experience incontinence. It is often temporary, and it may results from an underlying medical condition. In community dwelling adults, UI affects an estimated 35% of women 65 years and older and 10% of women younger than age 65. Further, an estimated 22% of men age 65 and older experience UI. 30 to 50% of institutionalized adults age 65 and older have urinary incontinence.

Direct annual costs of caring for persons with UI is $16.3 billion. A large component of this cost is surgical interventions that are expensive; involve hospitalization and extensive recovery time with questionable long-term success rates. Types of surgery include bladder neck suspension, bladder tuck, collagen implants and/or injections. Complications can include; failure to cure incontinence, de novo detrusor instability, urogenital fistulas, bleeding complications, infection, damage to viscera, osteitis pubis, voiding dysfunction, dysparenunia, chronic suprapubic pain, nerve injuries, genital prolapse, vaginal granulation tissue, incisional hernia and pulmonary emboli.

Pharmaceutical interventions are also expensive with often questionable efficiencies. Types of drugs include anticholinerigic agents, tricyclic antidepressants, beta-adrenergic agonists. Due to the non-targeted nature of these pharmaceutics there are associated side effects including dizziness, fatigue and respiratory problems. Catheterizations (indwelling Foley catheters) are less expensive but have negative impacts on life style, are not curative, can lead to urinary tract infection and loss of mobility. Absorbent products such as adult diapers and pads have associated social stigmas, are expensive, address the symptoms only, and may contribute to skin breakdown and urinary tract infections. We intend to provide a product that is less expensive, and offer less invasive approaches to help prevent and cure UI.

Summary Financial Information

Our financial information as of July 31, 2005 is summarized below:

	As at October 31, 2004 (Audited)	As at July 31, 2005 (Unaudited)
Balance Sheet:
Cash	$31,311	$56,285
Total Assets	$48,389	$ 64,584
Liabilities	$2,465	$2,000
Total Stockholders’ Equity	$45,924	$ 62,584
	Period from Incorporation to July 31, 2005 (Audited)	Nine Months Ended July 31, 2005 (Unaudited)
Statement of Operations and Deficit:
Revenue	$ -	$-
Net Loss for the Period	($ 9,076)	($ 33,340 )
Net Loss Per Common Stock	($ 0.00)	($ 0.00)

About Us

We were incorporated on May 28, 2004 under the laws of the State of Nevada. Our principal offices are located at Suite 2200 – 1177 West Hastings Street, Vancouver, British Columbia, Canada. Our telephone number is (604) 688-7526.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the material risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have yet to attain profitable operations and because we will need additional financing to fund the development of our Gynecone device, our auditors believe there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $42,416 for the period from May 28, 2004 (inception) to July 31, 2005, and have no revenues to date. Our future is dependent upon future profitable operations from the development of our Gynecone device. These factors raise substantial doubt that we will be able to continue as a going concern. We have cash in the amount of $56,285 and working capital of $54,285 as of the date of this prospectus. Our total expenditures over the next twelve months are anticipated to be approximately $63,000, less offering expenses of $12,000 paid as of the date of this prospectus, the majority of which is due to the development and marketing of our Gynecone device and general, legal, accounting and administrative expenses associated with our becoming a reporting issuer under the Exchange Act. We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, if we are not able to generate any revenues from sales of our Gynecone device, we will require additional financing for operational expenses. Further marketing and development work on our Gynecone device, will also require additional funding in the event that our current cash on hand is insufficient for any additional work proposed.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the period ended October 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our business may fail. These factors raise substantial doubt that we will be able to continue as a going concern. We have not yet completed the development, including obtaining regulatory approvals, of our Gynecone device and, consequently, have not generated revenues from the sale of products. Even if we succeed in developing and commercializing our product, we expect to incur substantial losses for the foreseeable future. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we continue the development and the preparation for possible commercialization of the Gynecone device including establishing sales and marketing capabilities. If we do not receive additional financing, if and when required, to continue our operations then we may be forced to cease or curtail our operations.

We are a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results. Our inability to predict future growth and operating results could delay or inhibit our ability to obtain bank or equity financing.

We have not demonstrated that we can:

•	ensure that our product functions as intended in human clinical applications;

•	obtain the regulatory approvals necessary to commercialize products that we may develop in the future;

•	manufacture, or arrange for third-parties to manufacture, future products in a manner that will enable us to be profitable;

•	make, use, and sell future products without infringing upon third party intellectual property rights; or

•	respond effectively to competitive pressures.

These factors make it impossible to reliably predict future growth and operating results and could delay or inhibit our ability to obtain bank or equity financing.

Failure to obtain necessary government approvals for new products would mean we could not sell those new products, or sell any products for those new applications.

Our proposed product is a medical device, which is subject to extensive government regulation in the U.S. and in foreign countries where we do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either a pre-market approval (“PMA”) or a 510(k) clearance from the FDA with respect to each application for which we intend to market it. Either process can be lengthy and expensive. According to the FDA, the average 510(k) review period was 96 days in 2003, but reviews may take longer and approvals may be revoked if safety or effectiveness problems develop. The PMA process is much more costly, lengthy and uncertain. According to the FDA, the average PMA submission-to-decision period was 359 days in 2004; however, reviews may take much longer and completing a PMA application can require numerous clinical trials and require the filing of amendments over time. The result of these lengthy approval processes is that a new product often cannot be brought to market for a number of years after being developed. Initially, we intend to obtain 510(k) clearance from the FDA with respect to our Gynecone product. If we fail to obtain or maintain necessary government approvals of our Gynecone device during the 510(k) application process on a timely and cost-effective basis, we will be unable to market the product for our intended applications.

We intend to rely on distributors to receive pre-market approvals and cover the target market areas. Failure by one of such distributors to effectively market our product could delay or inhibit our ability to market our product in the target market.

We intend to initially rely on independent distributors and will be dependent upon the marketing efforts of, and sales by, these distributors. These distributors may also distribute competing products under certain circumstances. We intend to rely on distributors to receive pre-market approvals and cover the target market areas. Failure by one of such distributors to effectively market our product could delay or inhibit our ability to market our product in the target market. In addition, our use of distributors does not allow us to control end-market prices charged for our product and may result in the same level of sales and marketing efforts, as would the use of a direct sales force by us. We currently have limited sales and marketing organization. Establishing distributors or direct sales force will require significant time, management resources and expenditures, some of which cannot be forecast. This may result in our inability to respond to changing market needs if and when required.

Testing of our new product will involve uncertainties and risks, which could delay or prevent new product introductions, require us to incur substantial additional costs or result in the failure to bring our products to market, which would affect our ability to generate revenues and our business could fail.

Development and testing of any medical device is often extensive, expensive and time consuming. Some of the tests for our product may require months or years to perform, and it may be necessary to begin these tests again if we modify our products to correct a problem identified in testing. If results of testing during our 510(k) application process for our Gynecone device indicate that design changes are required, such changes could cause delays that could impact our ability to bring the product to market and generate revenues. A number of companies in the medical industry have suffered delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or clinical testing. In the event that we suffer setbacks in the pre-clinical or clinical testing of our product, our product may be delayed, require further funding, and may never be brought to market. As a result we could lose all of our capital invested in our product and our business could fail.

If third party payors fail to provide appropriate levels of reimbursement for purchase and use of our product, it may increase the cost of commercializing or marketing our product which could result in our inability to sell our Gynecone device in commercially acceptable quantities at profitable prices.

Medical products and devices incorporating new technologies are closely examined by government and private insurers to determine whether the products and devices will be covered by reimbursement, and if so, the level of reimbursement which may apply. We cannot be sure that third party payers will reimburse the sales of our products now under development, or enable us to sell them at profitable prices.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the U.S. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments that we collect from sales of our Gynecone device. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement. Even if we succeed in bringing our Gynecone device to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, may increase the cost of commercializing or marketing our product which could result in our inability to sell our Gynecone device in commercially acceptable quantities at profitable prices.

Prior to approving coverage for new medical devices, most third party payers require evidence that the product has received FDA approval, is not experimental, and is medically necessary for the specific patient. Increasingly, third party payors require evidence that the devices being used are cost-effective. Our product may not meet these or future criteria, which could hinder our ability to market and sell the product.

Because our sole executive officer and director does not have formal training specific to the medicinal products industry, there is a higher risk our business will fail.

Mr. Mark McLeary, our sole executive officer and director, does not have any formal training as a urogynecologist, or in the technical aspects of management of a company specializing in the marketing and distribution of medicinal products. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Although Mr. McLeary has some significant business experience, his decisions and choices may not take into account standard engineering or managerial approaches commonly used in the industry. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our sole executive officer and director has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Mark McLeary, our sole executive officer and director, is also a principal of McLeary Capital Management, Inc., a company specializing in the provision of retirement, tax and estate planning advice to individuals and corporations in British Columbia. Because we are in the early stages of our business, Mr. McLeary devotes approximately 8-10 hours per week to our affairs. If the demands of our business require the full business time of Mr. McLeary, he is prepared to adjust his timetable to devote up to 40-50 hours a week. However, Mr. McLeary may not be able to devote sufficient time to the management of our business, as and when needed. It is possible that the demands of Mr. McLeary’s other business interests will increase with the result that he would no longer be able to devote sufficient time to the management of our business. Competing demands on Mr. McLeary’s time may lead to a divergence between his interests and the interests of other shareholders.

If we fail to obtain approval from the FDA and from foreign regulatory authorities, we will not be allowed to market or sell the Gynecone device, or other products in the United States or other countries.

If we cannot demonstrate through clinical testing on humans or other means that the Gynecone device is safe and effective, we will not be able to obtain regulatory approvals in the U.S. or other countries for the commercial sale of this product. Our clinical testing of the Gynecone device is in its early stages. Delays, budget overruns, and project terminations are not uncommon even after promising pre-clinical and clinical trials of medical products. We intend to conduct clinical testing for the Gynecone device in patients with a variety of complications, and these patients may suffer other adverse medical results for reasons which may or may not be related to the product being tested. Those outcomes could seriously delay the completion of clinical testing, as could the unavailability of suitable patients for clinical trials, both of which are outside our control. We cannot assure that the rate of patient enrollment in our clinical trials will be consistent with our expectations or be sufficient to allow us to complete our clinical trials for the Gynecone device under development in a timely manner, if at all. Delays could defer the marketing and commercial sale of our product, require further funding, and possibly result in failure to bring the product to market.

We are seeking to obtain 510(k) clearance from the United States Food and Drug Administration (the “FDA”) to market the Gynecone device. Clearance of a 510(k) by the FDA requires that we demonstrate that the Gynecone device is substantially equivalent to other products that are already on the market. We intend to file a 510(k) application respecting our Gynecone device with the FDA in the next twelve months. The FDA or any other regulatory authority may require us to provide additional data that we do not currently anticipate in order to obtain product clearance and approvals.

If we are not able to obtain regulatory approvals for use of the Gynecone device, or if the patient populations for which it is approved are not sufficiently broad, the commercial success of this product could be limited.

We may market the Gynecone device in international markets, including the European Union, India, Asia and Canada. We must obtain separate regulatory approvals in order to market our product in other jurisdictions. The approval process may differ among those jurisdictions and approval in the U.S. or in any other jurisdiction does not ensure approval in other jurisdictions. Obtaining foreign approvals could result in significant delays, difficulties and costs for us, and require additional trials and additional expense.

If we obtain regulatory approval of our product, the product will be subject to continuing review and extensive regulatory requirements, which could hinder, delay or restrict the manufacturing and marketing of our product.

The FDA continues to review products even after they have received initial approval. If the FDA approves the Gynecone device, the manufacture and marketing of this product will be subject to continuing regulation, including compliance with quality systems regulations (“QSR”), adverse event reporting requirements and prohibitions on promoting a product for unapproved uses.

We will also be required to obtain additional approvals in the event we significantly modify the design of an approved product or the product’s labelling or manufacturing process. Modifications of this type are common with new products, and we anticipate that the first generation of our product will undergo a number of changes, refinements and improvements over time.

We and any of our third-party suppliers of product components are also subject to inspection and market surveillance by the FDA. Enforcement actions resulting from failure to comply with government requirements could result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and could affect the manufacture and marketing of our products. The FDA could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or other reasons, the occurrence of any of which could hinder, delay or restrict our ability to manufacture and market the Gynecone device in the U.S. market. If we are unable to market the Gynecone device in the U.S. market we may suffer increased losses due to a decrease in sales of our product which may cause our business to fail.

We are subject to potential product liability and other claims and we may not have the insurance or other resources to cover the costs of any successful claim.

Defects in our products could subject us to potential product liability claims that our products are ineffective or caused some harm to the human body. Under the terms of our manufacturing agreement with MDMI Technologies Inc., MDMI has obtained comprehensive general liability insurance respecting our Gynecone product in the amount of $1,000,000, naming Med-Tech as the insured under the policy. Our liability insurance may not be adequate to cover future claims. We intend to obtain additional product liability insurance once our product is commercialized. Product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available to us at all. Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm. A successful claim brought against us in excess of our insurance coverage could result in our having to cease or curtail our plan of operation.

If patients choose to use existing more established or less expensive alternatives to our proposed products, or if effective new alternatives are developed, we could lose potential sales and the resulting decrease in revenues could cause our business to fail.

We intend to sell medical devices that provide an alternative to invasive surgical procedures. Patient acceptance of our proposed products will depend on a number of factors, including device and associated procedure costs, the success or failure of more established therapies to help the patient, the degree of invasiveness involved in the procedures used to implant our products, the rate and severity of complications from the procedures used to implant our products and any adverse side effects caused by the implanting of our proposed products. If patients choose to use existing more established or less expensive alternatives to our proposed products, or if effective new alternatives are developed, we could lose potential sales and the resulting decrease in revenues could cause our business to fail.

We are highly dependent on our distributors for marketing and distribution of our Gynecone device, in the event that our distributors are unable to obtain required regulatory approvals for the sale of our product we may be delayed or unable to complete sales of our product with the distributor’s targeted geographic region.

We rely on distributors such as Medisell for marketing and distribution of our Gynecone device internationally. In the event that our distributors are unable to obtain required regulatory approvals for the sale of our product we may be delayed or unable to complete sales of our product with the distributor’s targeted geographic region. Our distributor’s failure to obtain regulatory approval may result in increased losses for Med-Tech due to a decrease in sales of our product and we may have to curtail our plan of operation.

We intend to conduct our business in foreign countries and, as a result, may be exposed to movements in foreign currency exchange rates. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may reduce our reported international sales and earnings because the local currency will translate into fewer U.S. dollars.

We are subject to other risks associated with our proposed non-U.S. operations. We estimate that initially, all the sales of our Gynecone device will originate from Asia. Commercial grade medical devices in the Philippines are not required to obtain pre-clinical testing prior to marketing, although laboratory analysis may be required during the registration process. Registration can take from four to six weeks on average, at a cost of $1,500 for a one year license and $5,000 for a renewal license for five years. We believe that marketing and distributing the Gynecone device in the Asian market will allow our international distributors to market the Gynecone device to pharmacies and independent physicians as a commercial product at a lower cost to us and without pre-clinical testing of the device. Risks are inherent in international operations, and include the following risks:

•	exchange controls and currency restrictions;
•	currency fluctuations and devaluations;
•	changes in local economic conditions;
•	changes in laws and regulations, including the imposition of embargos; and
•	exposure to possible expropriation or other government actions.

These and other factors may have a negative impact on our international operations or on our business, results of operations and financial condition. Our sales outside the United States expose us to currency risks. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales and earnings may be reduced because the local currency will translate into fewer U.S. dollars. At present, we do not hedge this risk, but continue to evaluate such foreign currency translation risk exposure. Our flexibility in our foreign operations can also be somewhat limited by agreements we have entered into with our foreign distributors. Under our international distribution agreement with Medisell International Holdings, Inc. (“Medisell”), Medisell is appointed as exclusive agents for the marketing and distribution of the Gynecone device within the Philippines and we are restricted in our ability to engage other distributors, sales representatives or other agents within the Philippines for the promotion and sale of our Gynecone device during the term of the agreement. In the event that our distributors are unable to obtain required regulatory approvals for the sale of our product we may be delayed or unable to complete sales of our product with the region. Our overall success internationally depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we intend to do business, and failure to do so could cause our business to fail.

We are highly dependent on our senior management. The loss of our sole executive officer could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

We believe that our continued success depends to a significant extent upon the efforts and abilities of our senior management and in particular Mark McLeary, our sole executive officer and director. Mr. McLeary has been a certified financial planner since 1995 and a chartered financial planner since 1993. He has worked in the financial planning industry for over 13 years with an emphasis on investment and tax planning. We believe that the loss of Mr. McLeary’s business and management experience could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us. This could harm our competitive position and decrease our market share.

We rely in part on trade secrets and proprietary technology to remain competitive. We may not be able to obtain or maintain adequate U.S. patent protection for new products or ideas, or prevent the unauthorized disclosure of our technical knowledge or other trade secrets by our employees or consultants. Additionally, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce them, which could result in substantial costs to us and substantial diversion of the attention of our management and key technical employees. If we are unable to adequately protect our intellectual property, our competitors could use our intellectual property to develop new products or enhance their existing products. This could harm our competitive position and decrease our market share.

Other parties may sue us for infringing their intellectual property rights, or we may have to sue them to protect our intellectual property rights.

There has been a substantial amount of litigation in the medical technology industry regarding patents and intellectual property rights. The medical pessary device market is characterized by extensive patent and other intellectual property rights, which can create greater potential in comparison to less-developed markets for possible allegations of infringement, particularly with respect to newly-developed technology. We may be forced to defend ourselves against allegations that we are infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we are not infringing the intellectual property rights of others or that these rights are invalid or unenforceable, or to protect our own intellectual property rights. Intellectual property litigation is expensive and complex and its outcome is difficult to predict. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity, obtain a license, or concede intellectual property rights. Any required license may not be available on acceptable terms, if at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products.

Patient complications that may occur in clinical testing conducted by us (or in clinical testing conducted by other companies) and the resulting publicity surrounding these complications may result in greater governmental regulation of future product candidates and potential regulatory delays relating to testing or approval of our Gynecone device.

Even with the requisite approval, the commercial success of our proposed product will depend in part on public acceptance. Public attitudes may be influenced by claims that our proposed products are unsafe, and such products may not gain the acceptance of the public or the medical community. Negative public reaction could result in greater governmental regulation, stricter clinical trial oversight or commercial product labelling requirements of pessary devices and could negatively affect demand for any products that we may develop.

Risks Related To This Offering

Because our sole executive officer and director, Mr. Mark McLeary, controls approximately 49.5% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. McLeary are inconsistent with the best interests of other stockholders.

Mr. Mark McLeary, our sole executive officer and director, controls approximately 49.5% of our issued and outstanding shares of common stock. Accordingly, in accordance with our articles of incorporation and bylaws, Mr. McLeary is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. The interests of Mr. McLeary may not be, at all times, the same as that of other shareholders. Since Mr. McLeary is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. McLeary exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. McLeary will have the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including the merger of Med-Tech with or into another company, the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership with Mr. McLeary may also have the effect of delaying, deferring or preventing a change in control of Med-Tech which may be disadvantageous to minority shareholders.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and a market may never develop. We currently plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may never materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling security holders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling security holders are offering 5,100,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 50.5% of the common stock outstanding as of the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.50 per share offering price of our common stock was determined based on our internal assessment of what the market would support. Since our inception we have completed the following private offerings of our common stock:

•	We issued 5,000,000 shares of common stock on May 28, 2004 at a price of $0.001 per share to our president, Mr. McLeary.

•	We completed an offering of 5,000,000 shares of our common stock at a price of $0.01 per share to a total of 50 purchasers on September 15, 2004.

•	We completed an offering of 100,000 shares of our common stock at a price of $0.50 per share to a total of 10 purchasers on November 9, 2004.

There is no relationship whatsoever between the offering price of the common stock held by the selling security holders and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling security holders named in this prospectus.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 5,100,000 shares of common stock offered through this prospectus. The selling security holders acquired the 5,100,000 shares of common stock offered through this prospectus from us in the following transactions:

1.
The selling security holders acquired 5,000,000 shares of our common stock at a price of $0.01 per share in an offering that was exempt from registration under Regulation S of the Securities Act and completed on September 15, 2004.

2.
The selling security holders acquired 100,000 shares of our common stock at a price of $0.50 per share in an offering that was exempt from registration under Regulation S of the Securities Act and completed on November 9, 2004.

The following table provides as of September 21, 2005 information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Bharat Anand	100,000	*	100,000	NIL	*
Carmen Anderson	100,000	*	100,000	NIL	*
Bradley Anderson	100,000	*	100,000	NIL	*
Mandeep Athwal	100,000	*	100,000	NIL	*
Balvir Bains	100,000	*	100,000	NIL	*
Malkeet Bains	100,000	*	100,000	NIL	*
Jonathan Bell	100,000	*	100,000	NIL	*
Janet Bonnici	100,000	*	100,000	NIL	*
Russell Bonnici	100,000	*	100,000	NIL	*
Lianne Britten	100,000	*	100,000	NIL	*
Allison Campbell	100,000	*	100,000	NIL	*
Patrick G. Carruthers	100,000	*	100,000	NIL	*
Sarah E. Carruthers	100,000	*	100,000	NIL	*
Sonny Chew	100,000	*	100,000	NIL	*
Mona Elliott	100,000	*	100,000	NIL	*
Emma Fairhurst	100,000	*	100,000	NIL	*
Shannon Fraser	100,000	*	100,000	NIL	*
Colby Fulton	100,000	*	100,000	NIL	*
Ranjeet Grewel	100,000	*	100,000	NIL	*
Dan Goluboff	100,000	*	100,000	NIL	*
Mohamad Hammoud	100,000	*	100,000	NIL	*
Jeffrey Herman	100,000	*	100,000	NIL	*

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
John Heroux	100,000	*	100,000	NIL	*
Wayne Hunter	10,000	*	10,000	NIL	*
Derek Huston	10,000	*	10,000	NIL	*
Trevor Isfeld	10,000	*	10,000	NIL	*
Leonard B. Kaytor	10,000	*	10,000	NIL	*
Thomas Kennedy	10,000	*	10,000	NIL	*
Darren Lee	100,000	*	100,000	NIL	*
Scott Low	100,000	*	100,000	NIL	*
Shelley MacFarlane	100,000	*	100,000	NIL	*
Ania Mari	100,000	*	100,000	NIL	*
Kathryn McCreary	100,000	*	100,000	NIL	*
George McLeary	10,000	*	10,000	NIL	*
Sherrill Ann McLeary	10,000	*	10,000	NIL	*
Larry Melnyk	100,000	*	100,000	NIL	*
Jarod Merkel	100,000	*	100,000	NIL	*
Betty Pok	100,000	*	100,000	NIL	*
Bill Pye	100,000	*	100,000	NIL	*
Mehrnaz Ravel	100,000	*	100,000	NIL	*
Balbinder Rakhra	100,000	*	100,000	NIL	*
Gary Reilly	100,000	*	100,000	NIL	*
Brett Rierert	100,000	*	100,000	NIL	*
Sean Salick	100,000	*	100,000	NIL	*
David Scott	10,000	*	10,000	NIL	*
Jay Scott	100,000	*	100,000	NIL	*
Linda Sin	100,000	*	100,000	NIL	*
Stephen E. Smith	100,000	*	100,000	NIL	*
Aaron Ui	100,000	*	100,000	NIL	*

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Jonathan Vendargon	100,000	*	100,000	NIL	*
Narvinder Virk	100,000	*	100,000	NIL	*
Stephen Voelpel	100,000	*	100,000	NIL	*
Helen Wait	100,000	*	100,000	NIL	*
Darrell Wiebe	100,000	*	100,000	NIL	*
Benjamin Williams	100,000	*	100,000	NIL	*
Fred Wilson	100,000	*	100,000	NIL	*
Jamie Wilson	100,000	*	100,000	NIL	*
Edwin Woo	100,000	*	100,000	NIL	*
Susie Woo	10,000	*	10,000	NIL	*
Ken Wong	10,000	*	10,000	NIL	*
TOTAL	5,100,000	50.5%	5,100,000	NIL	*

Notes

*	Represents less than 1%
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 10,100,000 common shares outstanding as of September 21, 2005, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

Other than George McLeary and Sherrill Ann McLeary, who are the parents of our President, Mark McLeary, none of the selling security holders:

(i)	has had a material relationship with us or any of our affiliates other than as a security holder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.50 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling security holder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling security holders determine from time to time.

The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of September 21, 2005, we have expended $12,000 of the estimated $12,300 cost of this offering. We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Security Holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Cane & Associates LLP of 3273 East Warm Springs Road, Las Vegas, Nevada 89120.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his respective age and titles as of September 21, 2005 are as follows:

Name and Address of Director	Age	Position
Mark A. McLeary Suite 2200 – 1177 West Hastings Street Vancouver, British Columbia V6E 2K3 Canada	39	President, Secretary, Treasurer and Director

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years:

Mark A. McLeary is our President, Secretary, Treasurer and our sole member of the board of directors and has served in those capacities since our inception. Mr. McLeary has been a certified financial planner since 1995 and a chartered financial planner since 1993. He has worked in the financial planning industry for over 13 years with an emphasis on investment and tax planning. Mr. McLeary is a member of the Financial Planners Standards Council of Canada and founded McLeary Capital Management, Inc. (“McLeary Capital”) in 1995. McLeary Capital provides retirement, tax and estate planning advice to individuals and corporations in British Columbia. Since 1995 Mr. McLeary, as the principal of McLeary Capital, has been responsible for managing approximately $40 million of clients’ investments.

During our development stage, our president intends to devote approximately 8-10 hours per week of his time to our business. If, however, the demands of our business require more business time, such as raising additional capital or addressing unforeseen issues with regard to our plan of operation, he is prepared to adjust his timetable to devote up to 40-50 hours a week on our business in furtherance of our plan of operation. However, Mr. McLeary may not be able to devote sufficient time to the management of our business, as and when needed.

Compensation

We have not paid our directors and officers any salary or consulting fee since our inception. We anticipate that compensation may be paid to directors and officers in the event that we generate revenues from sales of our products and the revenues generated exceed the operating costs of our business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Personnel

We have no significant personnel other than our officers and directors. We conduct our business through agreements with arms-length third parties, including the following:

1.
MDMI Technologies Inc. MDMI is a private Canadian company specializing in the manufacturing and the development of medical devices that are minimally invasive. We acquired an exclusive fifty year worldwide license to manufacture, market, and distribute the Gynecone device from MDMI pursuant to our license agreement with MDMI in consideration of which we agreed to pay a license fee of $8,231 ($10,000 CDN) to MDMI, and pay MDMI a royalty equal to 5% of gross sales of products realized by Med-Tech, less costs of goods sold of the products, marketing and related costs attributable to sales of the products. MDMI is also our product manufacturer pursuant to our manufacturing agreement with MDMI for the purpose of manufacturing our Gynecone device in Canada. Under the terms of our manufacturing agreement with MDMI we agreed for an indefinite term to purchase products developed by MDMI according to our specifications at a price of $10 per urinary incontinence apparatus unit produced, including all materials and labour as further described in the manufacturing agreement. See “Description of Business- License Agreement with MDMI” and “Description of Business- MDMI Manufacturing Agreement” below.

2.
Medisell International Holdings, Inc. Medisell is a private Chinese company which markets and distributes medical device products in Asia. We entered into a distributor agreement with Medisell on May 17, 2005, pursuant to which we granted Medisell the right to market and distribute the Gynecone device in the Philippines. Medisell has agreed to pay us a per unit cost of $25 per unit for all product orders and to pay all shipping and marketing costs for all product orders. Medisell is a subsidiary of Medisell (China) M.I. MFG. Co. Ltd. which is 25% owned by MDMI. See “Description of Business-Medisell Distribution Agreement” below.

Committees of the Board Of Directors

Our audit committee presently consists of our sole director. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 21 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, (iii) named executive officer, and (iv) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Common Stock	Mark A. McLeary President and Chief Executive Officer Suite 2200–1177 West Hastings Street, Vancouver, BC V6E 2K3	5,000,000 Direct	49.5%
Common Stock	All Officers and Directors as a Group (1 person)	5,000,000	49.5%
Holders of More than 5% of Our Common Stock
Common Stock	Mark A. McLeary President and Chief Executive Officer Suite 2200–1177 West Hastings Street, Vancouver, BC V6E 2K3	5,000,000 Direct	49.5%

Notes:

(1)
Applicable percentage of ownership is based on 10,100,000 shares of common stock issued and outstanding as of September 21, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of September 21, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 21, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of September 21, 2005, there were 10,100,000 shares of our common stock issued and outstanding that are held of record by sixty one (61) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of Med-Tech, the holders of shares of our common stock will be entitled to receive pro rata all assets of Med-Tech available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation state that these provisions do not apply.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Med-Tech. Nor was any such person connected with Med-Tech as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has provided an opinion on the validity of our common stock.

MacKay LLP, Chartered Accountants (“MacKay”), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. MacKay has presented their report with respect to our audited financial statements. The report of MacKay is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on May 28, 2004 under the laws of the State of Nevada.

Pursuant to Rule 405 of the Securities Act of 1933, Mr. McLeary is our sole promoter by virtue of his role in founding and organizing our company since its inception. See “Certain Relationships and Related Transactions”, below.

DESCRIPTION OF BUSINESS

IN GENERAL

We are a development stage company focused on the distribution and marketing of a medical pessary device designed for women. We have entered into a license agreement pursuant to which we acquired an exclusive worldwide license to manufacture, market, and distribute a medical pessary device for the treatment of female urinary incontinence called the “Gynecone”. Our plan of operation is to develop and market the Gynecone device and secure agreements and/or working relationships with potential distributors of the Gynecone device. Our initial focus is on the Asian market and in particular the Philippines. In May, 2005, we entered into a distribution agreement for sales of the Gynecone device with Medisell, a distributor in the Philippines. Medisell has agreed to pay us a per unit cost of $25 per unit for all product orders and to pay all shipping and marketing costs for all product orders. See “Description of Business-Medisell Distribution Agreement”.

As of the date of this prospectus, we have developed 500 prototypes of our Gynecone device which we intend to use for marketing and sale as commercial grade medical devices to international distributors. Our distributors are expected to obtain all required regulatory approvals to market the Gynecone device to Philippine pharmacies and independent physicians as a commercial product. We intend to supply the labeled and packaged finished device, plus all necessary technical bulletins and training documentation. See “Philippine Market” and “Government Regulation” below. Our Gynecone device is ready to market in the Philippines, however, we have not yet completed the packaging required for shipment of the product. We expect to complete the packaging by October, 2005.

We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales of our products or that the revenues generated will exceed the operating costs.

LICENSE AGREEMENT WITH MDMI

On October 29, 2004 we entered into an exclusive license agreement with MDMI Technologies Inc. (“MDMI”), a private Canadian federal corporation, pursuant to which we acquired the exclusive worldwide license, right and permission to manufacture, market, and distribute a medical pessary device for the treatment of urinary incontinence called the “Gynecone.” In consideration of the grant of the license by MDMI, we agreed to:

(i)	pay a license fee of $8,231 ($10,000 CDN); and

(ii)	pay MDMI a royalty equal to 5% of gross sales of products realized by Med-Tech, less costs of goods sold of the products, marketing and related costs attributable to sales of the products.

The license is for a term of 50 years from October 29, 2004 and is renewable for an additional 50 year term in consideration of a further payment of $8,231 ($10,000 CDN).

MDMI is a private company specializing in the manufacturing and the development of medical devices that are minimally invasive. MDMI is ISO Certified, and also offers its services as a full service OEM contract manufacturer of minimally invasive and custom disposable medical devices. MDMI owns and operates a 5,400 square foot medical device manufacturing facility in Richmond, British Columbia, complete with a 544 square foot low-particulate controlled-environment manufacturing room.

MDMI MANUFACTURING AGREEMENT

On January 25, 2005, we entered into a manufacturing agreement with MDMI for the purpose of manufacturing our Gynecone device in Canada. Under the terms of our manufacturing agreement with MDMI we agreed for an indefinite term to purchase products developed by MDMI according to our specifications at a price of $10 per urinary incontinence apparatus unit produced, including all materials and labour as further described in the manufacturing agreement. The price of the incontinence apparatus units is subject to change following the first 180 days of production after which time the price may be renegotiated. In consideration of the payment of the price of the incontinence apparatus units, MDMI agreed, among other things, to:

•	manufacture the Gynecone device in quantities sufficient to meet demand for the product;

•	manufacture and test the Gynecone device using uniform quality standards;

•	provide manufacturing facilities in Canada for the manufacture of the Gynecone device;

•	provide us with sample units of the Gynecone device;

•	employ sufficient competent and experienced personnel, who are skilled and trained in the manufacture of the Gynecone device;

•	maintain comprehensive general liability insurance in the amount of $1,000,000 with respect to the Gynecone device with Med-Tech as the named insured; and

•	Indemnify us from any liability as a result of non-compliance with any legal requirements in the manufacture of the Gynecone device.

Also under our manufacturing agreement with MDMI we agreed to indemnify MDMI for all actions, suits and demands relating to errors or defects arising from the specifications provided by us to MDMI relating to the design of the Gynecone device. In the event we terminate the manufacturing agreement after the initial 180 day period for reasons other than an event of default, we must purchase all of MDMI’s inventory of any finished products and purchase at cost any materials, component parts or raw goods less cost of materials supplied by us.

MEDISELL DISTRIBUTION AGREEMENT

We entered into a distributor agreement (the “Distributor Agreement”) with Medisell International Holdings, Inc. (“Medisell”) on May 17, 2005, pursuant to which we granted Medisell the exclusive right to market and distribute the Gynecone device in the Philippines. Medisell is a private Chinese company which markets and distributes medical devices in Asia. Medisell is a subsidiary of Medisell (China) M.I. MFG. Co. Ltd. (“Medisell China”) which is 25% owned by MDMI. Jim Elliott, a director and officer of Medisell and Medisell China, is also a director and officer of MDMI.

In accordance with the terms of the Distributor Agreement, Medisell is entitled to receive the difference between the $25 per unit cost for all product orders and the target retail price of $49.95. Also, pursuant to the terms of the Distributor Agreement, Medisell has agreed, among other things, to:

(i)	pay us a per unit cost of $25 per unit for all product orders and pay all shipping and marketing costs for all product orders;

(ii)	obtain, at its expense, all required government approvals for the marketing and distribution of the Gynecone device;

(iii)	refrain from appointing sub-distributors without the consent of Med-Tech;

(iv)	provide Med-Tech with all data and information resulting from any clinical and other testing conducted by the distributor on the Gynecone device;

(v)
purchase one-twelfth (1/12) of the 4000 Units target for the year ending 2006 within 120 days of the execution of the Distributor Agreement and meet the sales performance targets of 6,000 Units for the year ending 2007 and 10,000 Units for the year ending 2008;

(vi)	Use its best efforts to sell and solicit orders for the Gynecone device; and

(vii)	Submit to Med-Tech a marketing plan by June of each year.

Under the terms of the Distributor Agreement we also provided a product warranty to Medisell with respect to the manufacturing of the Gynecone device and agreed to provide promotional material to Medisell for the purpose of advertising and promoting Med-Tech’s product. The term of the Distributor Agreement is for a term commencing May 17, 2005 and ending December 31, 2008. In the event that Medisell wishes to extend the term of the Distribution Agreement, it must do so by June 30, 2008. The Distribution Agreement terminates on the occurrence of an event of default as further described in the Distribution Agreement.

THE GYNECONE

We intend to market a new vaginal cone known as the “Gynecone” as an aid to pelvic floor exercise in the minimally invasive approach to the prevention and treatment of urinary incontinence. In addition we are designing pessary devices for the treatment of prolapsed tissue.

The design of the Gynecone was derived from the historical use of naturally occurring vaginal inserts. The use of “stone eggs” has been described in ancient China, and seed pits have been used in Africa. The Gynecone’s unique smooth edged egg design introduces a new treatment method and is expected to be among the safest and most cost effective products available.

Gynecone works in the following fashion:

PROCEDURE	ACTION
Step 1
The first step is to select the right weighted Gynecone which will not remain in place in the vagina but can be held in place above the pelvic floor muscles. This is intended to be done by the woman inserting the lightest weight cone and walking around for a minute or so, to make sure the cone is held in the desired position, above the pelvic floor muscles. If this does not occur, the next heavier cone should be used until it is determined that the cone does not remain in the vagina. The heaviest weight that can be held in place for at least one minute is the weight that should be used.

Step 2
The weight of the cone is identified and the pelvic floor muscles have contracted to keep the cone in place for about fifteen minutes, twice per day (or unless otherwise advised differently by one’s medical professional).

Step 3
Once a woman acquires the ability to retain a particular cone, she advances to the next higher weight. The woman’s position may also be progressed from standing still to walking, to performing a functional activity such as lifting or coughing.

Presently, vaginal cones cost from $60 per unit to $157 for a six-pack (six unit) of disposable vaginal cones. It is expected that the Gynecone will be marketed at a retail price of $49.95. Currently the material costs of Gynecone have been quoted between $4.50 - $5.17 per Gynecone from the manufacturer (not including packaging and sterilization costs which are estimated to be up to $0.50 per unit). The labour component of producing Gynecone is expected to be conducted on a cost plus basis and is estimated to be $10 per unit in total (cost of production plus labour) excluding packaging costs of ($0.50 per unit) and distribution and marketing costs which are to be paid by the distributor. The wholesale target price for Gynecone is $25 per unit. We believe the affordable product price, plus the minimized environmental impact to the clinicians, hospitals and consumer will provide the basis for the success of our product and our product-marketing program.

Gynecone is composed of the following parts:

➢	Component parts and their material composition.

➢	Silicone Shell (Silicone Elastomer).

➢	Stainless Steel Washer.

➢	Magnetized Weight.

➢	Silicone Bead (may not be needed if using Silicone Shell).

➢	Nylon (PVC coated) String.

➢	Silicone Tab.

Product Design and Development

Gynecone has been designed, and developed in conjunction with female engineers, female clinical specialists and female gynaecologists, and is expected to be available in four different sizes roughly 40, 60, 80, 100 grams. At present, the cones are expected to be identical in shape and size but different in weights as stated above. However, in the future, everything else is expected to be maintained, with the exception of size. Size may increase or decrease to accommodate the needs of the women (as per request and/or feedback after the initial clinical trial).

Key Features of the Gynecone

Among the major expected benefits of Gynecone are the following:

➢	Low Cost

➢	Improved efficacy (to be proven)

➢	Ease of Use

➢	Portability

Revenue Model

Our pricing strategy is to provide the lowest cost product while providing features related to safety and efficacy, which are equivalent to or better than those of competitive products.

Presently, vaginal cones cost from $60 per unit to $157 for a six-pack (six unit) of disposable vaginal cones. It is expected that the Gynecone will be marketed at a retail price of $49.95. Our Gynecone device is intended to be reusable and therefore more cost-effective than the disposable vaginal cones. Currently the material costs of Gynecone have been quoted between $4.50 - $5.17 per Gynecone from the manufacturer (not including packaging and sterilization costs which are estimated to be up to $0.50 per unit). The labour component of producing Gynecone is expected to be conducted on a cost plus basis and is estimated to be $10 per unit in total (cost of production plus labour) excluding packaging costs of ($0.50 per unit) and distribution and marketing costs which are to be paid by the distributor. The wholesale target price for Gynecone is $25 per unit.

Marketing Strategy

We intend to establish distribution agreements with major independent medical device distributors and work directly with these parties to perform all necessary activities (i.e. regulatory approvals, networking, and promotion). We intend to supply the labelled and packaged finished device, plus all necessary technical bulletins and training documentation.

We intend to implement a marketing strategy by focusing on four categories of customer. Each selected geographical area, consisting of our target markets in Asia, India, the European Union and North America, will have all four categories and a top priority will be to identify and market to each category. The four categories are:

1.	Independents – Physicians who are technologically sophisticated and who form their own opinions on products;

2.
Opinion Leaders – Physicians who are technologically sophisticated, willing to experiment with new products or procedures, fickle in the allegiances but often allied with specific companies, and influential;

3.	Followers – Physicians who conservatively follow the recommendations of the opinion leaders; and

4.	Loyalists – Physicians who will continually use our products due to the product’s merits.

Philippine Market

Our initial focus is on the Asian market and in particular the Philippines. We entered into a distributor agreement with Medisell on May 17, 2005, pursuant to which we granted Medisell the right to market and distribute the Gynecone Device in the Philippines. Medisell has agreed to pay us a per unit cost of $25 per unit for all product orders and to pay all shipping and marketing costs for all product orders. See “Description of Business-Medisell Distribution Agreement”.

As of the date of this prospectus, we have developed 500 prototypes of our Gynecone device which we intend to use for marketing and sale as commercial grade medical devices to international distributors. Commercial grade medical devices in the Philippines are not required to obtain pre-clinical testing prior to marketing, although laboratory analysis may be required during the registration process. Our distributors are expected to obtain all required regulatory approvals to market the Gynecone device to Philippine pharmacies and independent physicians as a commercial product. We intend to supply the labelled and packaged finished device, plus all necessary technical bulletins and training documentation. See “Government Regulation” below. Our Gynecone device is ready to market in the Philippines; however, we have not yet completed the packaging required for shipment of the product. We expect to complete the packaging by October, 2005.

Short Term Marketing Strategy

Our short term marketing strategy is to generate significant cash flow within two years of start-up by signing agreements guaranteeing sales to pharmaceutical companies and sales to key clinicians. The distributors will be focusing on small numbers of high profile accounts where the need for servicing the accounts will be at a premium. With product awareness created through promotional activities, full market release (including United States) may occur within three years of start-up. Promotional activities are expected to include the development of a website regarding the Gynecone device and distribution of promotional brochures.

Long Term Marketing Strategy

Our long term strategy is to develop and maintain competitive advantages in domestic and international environments by pursuing sales and marketing and ongoing design and development efforts that:

•	Focus on product features related to safety, efficacy and ease of use at an economical price;
•	Continually focus on increasing our penetration of the urinary incontinence market by encouraging gynaecologists to adopt this technique;
•
Foster clinical research using the Gynecone device suitable for publishing in peer reviewed journals  or presentation at medical forums which will speed market penetration by increasing physician  awareness and acceptance of the technology;

•	Offer innovative programs (training, customer based R&D etc.) which advance minimally invasive surgical approaches for treatment of urinary incontinence presenting Gynecone as the product of choice;

•	Develop improved Gynecone models with advances in features in those areas deemed important to our customers;
•	Recruit and retain personnel and develop a distribution network that fosters mutual goals and benefits (i.e. on time delivery);
•	Maximize the return on equity invested without compromising our customers’ expectations of a reliable service level.

Future clinical studies or other articles regarding our proposed product or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is more accurate or effective than our product or that our product is not as effective as we claim or previous clinical studies have concluded. Additionally, physician associations or other organizations that may be viewed as authoritative could endorse products or methods that compete with our proposed product or otherwise announce positions that are unfavorable to our proposed product. Any of these events may negatively affect our sales efforts and result in decreased revenues.

Intellectual Property

Presently our intellectual property consists of the trade name “Gynecone”, and technical and process information regarding the design of the Gynecone.

INDUSTRY BACKGROUND

The market and industry data set forth in this section are based on industry publications and publicly available information. Sources for this data are the United States Department of Health and Human Services, the Journal of Obstetrics and Gynecology published by the American College of Obstetricians and Gynecologists, and Social & Scientific Systems, Inc. While management believes this information to be reliable, it has not independently verified it.

Urinary Incontinence (UI) is objectively demonstrated involuntary urine loss that is sufficient to be a social and hygienic problem. More than 13 million people in the United States (male and female) experience incontinence. It is often temporary, and it may result from an underlying medical condition. In community dwelling adults, UI affects an estimated 35% of women 65 years and older and 10% of women younger than age 65. Further, an estimated 22% of men age 65 and older experience UI. 30 to 50% of institutionalized adults age 65 and older have urinary incontinence.

Women experience incontinence twice as often as men. Pregnancy and childbirth, menopause and the structure of the female urinary tract account for this difference. But both men and women can become incontinent from neurological injury, birth defects, strokes, multiple sclerosis and physical problems with aging. Older women, more often than younger women, experience incontinence. But incontinence is not inevitable with age. Incontinence is treatable and often curable at all ages.

Traditional treatment options for UI include surgery, pharmacotherapy, catheterization and absorbent products. The estimated number of doctor visits by patients ages 20 years and older, with urinary tract infection or cystitis listed as a diagnosis:

•	(2000): 9.2 million visits (1.3 million men; 7.9 million women)
•	(1999): 7.9 million visits (0.9 million men; 7.0 million women)

Direct annual costs of caring for persons with UI is $16.3 billion. A large component of this cost is surgical interventions that are expensive; involve hospitalization and extensive recovery time with questionable long-term success rates. Types of surgery include bladder neck suspension, bladder tuck, collagen implants and/or injections. Complications can include; failure to cure incontinence, de novo detrusor instability, urogenital fistulas, bleeding complications, infection, damage to viscera, osteitis pubis, voiding dysfunction, dysparenunia, chronic suprapubic pain, nerve injuries, genital prolapse, vaginal granulation tissue, incisional hernia and pulmonary emboli.

Pharmaceutical interventions are also expensive with often questionable efficiencies. Types of drugs include anticholinerigic agents, tricyclic antidepressants, beta-adrenergic agonists. Due to the non-targeted nature of these pharmaceutics there are associated side effects including dizziness, fatigue and respiratory problems. Catheterizations (indwelling Foley catheters) are less expensive but have negative impacts on life style, are not curative, can lead to urinary tract infection and loss of mobility. Absorbent products such as adult diapers and pads have associated social stigmas, are expensive, address the symptoms only, and may contribute to skin breakdown and urinary tract infections.

We intend to provide products that are less expensive, and offer less invasive approaches to help prevent and cure UI.

COMPETITION

Traditional treatment options available to those suffering with urinary incontinence include surgery, pharmaceuticals (medications), catheterization and absorbent products. On the other hand, conservative treatment for UI use behavioural techniques such as EMG Biofeedback Therapy; PME’s (Pelvic Muscle Exercises); Psychotherapy; Bladder training; Timed Voiding; Electrical Stimulation; and Vaginal Weights/Cones.

The main competitors for vaginal cones are marketed under several brand names including: Femina Cone (Urohealth Systems, Inc.), FemTone (CancaTec), Innerflex Inc. and Kegal Exercise Kones (Milex Products Inc.). These products are available to the consumer through a physician. These products range in price from $60 per unit to $157 for a six-pack (six unit) of disposable vaginal cones and do not include doctor’s consultation and therapy fees. Their method of use is similar to Gynecone, and the differences among them include the number of cones per kit, shape of cones, and material composition. Our Gynecone device is intended to be reusable and therefore more cost-effective than the disposable vaginal cones. Some of these products are reimbursed through specialized urological clinics. Currently, no vaginal cones are marketed at retail stores and purchase is strictly channelled through physicians and private distributors.

The medical device industry is characterized by rapidly evolving technology and intense competition. Most of our competitors have substantially greater capital resources, name recognition, expertise in research, development, manufacturing and marketing and obtaining regulatory approvals. There can be no assurance that our competitors will not succeed in developing products, therapeutic drugs or competing technologies that are more effective or more effectively marketed than products marketed by us or that render our technology obsolete. Earlier entrants in the market in the therapeutic area often obtain and maintain significant market share relative to later entrants. We believe that the increasing number of devices in the medical pessary device market and desire of the companies to obtain market share will result in increased price competition. Price reductions by Med-Tech in response to competitive pressure could reduce our revenues, result in our inability to compete with larger and more established companies and cause our business to fail.

Drawbacks/Benefits of Currently Available Technologies

The following lists what we believe are the drawbacks and benefits of current medical treatments for urinary incontinence:

Behavioural Therapy: Offered as a choice to patients who are motivated to put in the time and effort and wish to avoid a more invasive procedure.

Benefits:
•	Increases the patient’s awareness of the lower urinary tract and environment and can enhance her control of pelvic muscular function.
•	It is non-invasive, generally free of side effects and does not limit future options.

Drawbacks:
•	Time consuming, requires compliance and continued practice.
•	Some patients become dry while many experience a worthwhile reduction of incontinence.
•	Mostly only highly motivated individuals are benefited.

Pelvic Muscle Exercises (with vaginal cones)

Benefits:
•	Strengthen the voluntary periurethal and pelvic floor muscles with increased closing force on the urethra.
•	Patients with mild symptoms may sustain the greatest improvement.
•	No side effects and risks of pelvic muscle exercises, therefore, often recommended prior to surgery.

Drawbacks:
•	Requires time commitment and privacy, which limits their incorporation into activities of daily living.
•	Patients with more severe symptoms may require medication and/or surgical treatment.
•	Continued exercise is required for continued benefit.

Surgery: Mostly advocated for the treatment of Stress Incontinence.

Benefits:
•	Likely the most effective cure for Stress Incontinence.
•	Success rate ranges from 40 – 90% depending on the surgery procedure used (as depended on the surgeon’s preference for a single technique in which the surgeon has experience and confidence).

Drawbacks:
•	Expensive, involves hospitalization and extensive recovery time.
•	Scarring from the operation may reduce the mobility and capacity of the vagina.
•	Complications may arise in some cases, which include failure to cure incontinence, nerve injuries, bleeding problems.
•	Subsequent operations for incontinence may, therefore, be more difficult to do, with the probability of failure rising.

Pharmaceuticals (Medications)

Benefits:
•	Mild to moderate Stress Incontinence may be improved by stimulating the alpha-receptors in the smooth musculature of the proximal urethra and the bladder neck.
•	May lead to clinical benefits but no drugs now available have a specific effect on the bladder or the urethra.

Drawbacks:
•	side effects such as a rise in blood pressure, respiratory problems, dizziness, tachycardia, excitation and insomnia due to stimulation of the sympathetic nervous system.
•	Tends to be expensive.

Competitive Advantage

In our opinion, none of these competitors’ products provide sufficient clinical advantages to make them a dominant player over Gynecone in this new market place. However, these companies, especially the companies with the breadth of products already established in the hospitals and clinics may be able to leverage the introduction of new minimally invasive treatments with established lines.

One basis of competition is in our bio-medical engineering. We believe the Gynecone offers a more effective clinical and economic alternative to other methods of surgical interventions which require general anaesthetics and radical surgical interventions. Gynecone is expected to enable the behavioural modification to be performed by a minimally trained user and therefore, more beneficial to the patient and less costly to the health care system because it can be introduced on an outpatient basis.

Another basis of competition is in pricing. Presently vaginal cones range in price from $60 per unit to $157 for a six-pack (six unit) of disposable vaginal cones and do not include doctor’s consultation and therapy fees. It is expected that the Gynecone will be marketed at a retail price of $49.95. Currently the material costs of Gynecone have been quoted between $4.50 - $5.17 per Gynecone from the manufacturer (not including packaging and sterilization costs which are estimated to be up to $0.50 per unit). The labour component of producing Gynecone is expected to be conducted on a cost plus basis and is estimated to be $10 per unit in total (cost of production plus labour) excluding packaging costs of ($0.50 per unit) and distribution and marketing costs which are to be paid by the distributor. The wholesale target price for Gynecone is $25 per unit.

Additionally, the Gynecone is expected to be coated/dipped after it is buffed and is anticipated to be better at preventing bacteria accumulation on its surface after every use. Gynecone is expected to be able to withstand a greater pull-strength of 20 lbs. and above (minimum desired pull-strength is 10 lbs.). Furthermore, the patient has the option of choosing which material should be used for the inside weight of the cone (lead, tungsten or stainless steel).

Although Gynecone is shaped quite differently from those vaginal cones found in the current marketplace, it is yet to be determined if there is a greater advantage to this particular shape.

GOVERNMENT REGULATION

The FDA and comparable regulatory agencies in foreign countries regulate extensively the manufacture and sale of the medical product that we currently are developing. The FDA has established guidelines and safety standards that are applicable to the non-clinical evaluation and clinical investigation of medical devices and stringent regulations that govern the manufacture and sale of these products. The process of obtaining FDA approval for a new product usually requires a significant amount of time and substantial resources.

We intend to seek 510(k) clearance from the FDA to market the Gynecone device. Clearance of a 510(k) by the FDA requires that we demonstrate that the Gynecone device is substantially equivalent to other products that are already on the market. The FDA or any other regulatory authority may require us to provide additional data that we do not currently anticipate in order to obtain product clearance and approvals.

In the Philippines, all foreign medical devices are required to undergo a registration procedure, prescribed by the Bureau of Food & Drug Administration (BFAD) under the Department of Health of the Philippines, which is the primary regulatory authority. The BFAD requirements for registration of medical grade commercial products include:

•	A letter of application from the manufacturer or trader or distributor;
•	A valid license to operate (to be procured by the local representative agent in the case of a foreign manufacturer);
•	A governmental certificate of product clearance and free sale (or registration) for the product from its country of origin.
•	A governmental certificate attesting to the status of manufacturer, including the competency and reliability of its personnel and facilities.
•	A certificate of agreement between the manufacturer and local Philippines distributor/importer regarding the product involved;
•	The product's suggested retail price;
•	A list of amounts and technical specifications of all raw materials of which the product is comprised;
•	A brief description of the methods used, the facilities and control in the manufacture, processing and packaging of the product;
•	Complete quality control procedures for the finished product;
•	Technical specifications and physical description of the finished product;
•	Unattached labels or proposed labels and other labelling materials to be used for the product in the Philippines; and
•	A representative sample or commercial presentation of the product as marketed in the Philippines.

Commercial grade medical devices in the Philippines are not required to obtain pre-clinical testing prior to marketing, although laboratory analysis may be required by BFAD during the registration process. BFAD registration can take from four to six weeks on average, at a cost of $1,500 for a one year license and $5,000 for a renewal license for five years. Our distributors are expected to obtain all required regulatory approvals to market the Gynecone device to Philippine pharmacies and independent physicians as a commercial product. We intend to supply the labelled and packaged finished device, plus all necessary technical bulletins and training documentation.

Future Products and Plans

We intend to keep abreast of innovations in medical pessary devices and treatments. We also intend to seek development of other medical pessary devices or other enhancements relating to our existing Gynecone device.

Employees

We have no employees as of the date of this prospectus. We conduct our business largely through agreements arms-length third parties. We do not intend to hire any employees over the next twelve months.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation. We expect to expend $25,000 on research and development of our Gynecone device over the next twelve months.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to develop and market the Gynecone device and secure agreements and/or working relationships with potential distributors of the Gynecone device. Our initial focus is on the Asian market and in particular the Philippines. In May, 2005, we entered into a distribution agreement for sales of the Gynecone device with Medisell, a distributor in the Philippines. Medisell has agreed to pay us a per unit cost of $25 per unit for all product orders and to pay all shipping and marketing costs for all product orders. See “Description of Business-Medisell Distribution Agreement”.

As of the date of this prospectus, we have developed 500 prototypes of our Gynecone device which we intend to use for marketing and sale as commercial grade medical devices to international distributors. Our distributors are expected to obtain all required regulatory approvals to market the Gynecone device to Philippine pharmacies and independent physicians as a commercial product. We intend to supply the labelled and packaged finished device, plus all necessary technical bulletins and training documentation. See “Philippine Market” and “Government Regulation”. Our Gynecone device is ready to market in the Philippines; however, we have not yet completed the packaging required for shipment of the product. We expect to complete the packaging by October, 2005.

We do not anticipate earning revenues until such time as we complete the initial marketing, promotion and development of our Gynecone device outlined below. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales or licensing of our product or that the revenues generated will exceed the operating costs of our business. We have no employees as of the date of this prospectus. We conduct our business largely through agreements with consultants and arms-length third parties. We do not intend to hire any employees over the next twelve months.

Milestones and Objectives

The table below highlights our milestones and objectives over the next twelve months:

Milestones And Objectives	Anticipated Costs	Target Date For Completion
PHASE I - CORPORATION START-UP ➢ R&D activities related to development of Gynecone technology, including development of bench-top prototypes. ➢ Select sites for limited release of commercialized product (Asia, India). ➢ Develop suitable packaging for the Gynecone device. ➢ Finalize distribution agreements in Philippines.	$20,000	April, 2005 – October, 2005
PHASE II - DEVELOPMENT OF MANUFACTURED PROTOTYPES AND MARKETING ➢ Refinement of working prototypes through distributor and patient feedback ➢ Development and execution of marketing plan aimed at specified markets. ➢ Initial marketing in Philippines to test-market the Gynecone device and generate sales leads and patient feedback. ➢ Protection of intellectual property rights (including patent application and trademark registration)	$10,000	October, 2005 – November, 2005
PHASE III - INTERNATIONAL MARKET ENTRY ➢ Full product release to identified international markets in Asia. ➢ Initial clinical evaluation ➢ 510(k) filed in the United States. ➢ Complete clinical trials as required.	$10,000	November, 2005 – May, 2006
TOTAL	$40,000	12 Months

In addition to the costs outlined above, we anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next Twelve Months
Professional Fees(2)	$15,000(1)
Office Expenses	$5,000
Travel Expenses (3)	$3,000
TOTAL	$23,000
(1)	Including the estimated costs of this offering. As of September 21, 2005 we have expended $12,000 of the estimated $12,300 cost of this offering.
(2)	Includes legal and accounting expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act.
(3)	Includes travel expenses relating to the negotiation of international distribution and marketing agreements for our product.

We have cash in the amount of $56,285 and working capital of $54,285 as of the date of this prospectus. Our total expenditures over the next twelve months are anticipated to be approximately $63,000, less offering expenses of $12,000 paid as of the date of this prospectus, the majority of which is due to the development of our Gynecone device and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, if we are not able to generate any revenues from sales of our Gynecone device, we will require additional financing for operational expenses.

Results Of Operations For the Period from Inception to July 31, 2005

We have not earned any revenues since inception. We do not anticipate earning revenues until such time as we complete the marketing, promotion and development of the Gynecone device. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales of our products or that the revenues generated will exceed the operating costs of our business.

Administrative Expenses

We incurred administrative expenses in the amount of $42,416 for the period from May 28, 2004 (inception) to July 31, 2005. Administrative expenses for this period included the following expenses:

Administrative Expenses	Period From Inception to October 31, 2004	Period From Inception to July 31, 2005
Accounting and Audit Bank Charges and Interest Consulting Fees Legal Office and Miscellaneous	$2,000 $58 $500 $6,153 $365	$5,753 $153 $600 $30,192 $5,718
Total Administrative Expenses	$9,076	$42,416

We anticipate our operating expenses will increase as we undertake our plan of operation. The increase will be attributable to our continuing development and promotion of our Gynecone device. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Exchange Act.

Net Loss

We incurred a loss in the amount of $42,416 for the period from inception to July 31, 2005. Our loss was entirely attributable to operating expenses.

Liquidity and Capital Resources

We have not attained profitable operations and are dependent upon obtaining financing to further develop our Gynecone device. For these reasons our auditors stated in their report to our audited financial statements that they have substantial doubt we will be able to continue as a going concern.

We have cash of $56,285 and working capital of $54,285 as of the date of this prospectus. We estimate that the completion of our Gynecone device will cost approximately $40,000. Our total expenditures over the next twelve months are anticipated to be approximately $63,000, the majority of which is due to the development and marketing of our Gynecone device and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. As of September 21, 2005, we have expended $12,000 of the estimated $12,300 cost of this offering.

We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, if we are not able to generate any revenues from sales of our Gynecone device, we will require additional financing for operational expenses.

Future Financings

Depending on the success of our initial marketing efforts, we estimate that, after the initial twelve month period, if we are not able to generate any revenues from sales of our Gynecone device, we will require a further $15,000 to implement an advertising campaign to establish and enhance connections with potential candidates for distribution agreements. We anticipate that additional funding, if required, will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional expenditures. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until we generate revenues from our business operations. We do not have any arrangements in place for any future equity financing.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own or lease any real property. We rent approximately 200 square feet of office space located at Suite 2200–1177 West Hastings Street Vancouver, BC, V6E 2K3, Canada at a cost of $200 per month. This rental is on a month-to-month basis with no formal agreements.

Our month-to-month rental arrangements will allow us flexibility in moving if we employ more personnel, however, we believe these facilities are adequate in size to handle all of our current operations for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters; and
•	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

We issued 5,000,000 shares of common stock on May 28, 2004 to Mr. Mark McLeary at a price of $0.001 per share, for total proceeds of $5,000. Mr. McLeary is our sole director and our president, secretary, treasurer and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act. The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act. This issuance was made to Mr. McLeary who is a sophisticated individual and as a promoter of our company since our inception, was in a position of access to relevant and material information regarding our operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. Although Med-Tech intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Med-Tech’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had sixty-one (61) registered stockholders.

Rule 144 Shares

None of the shares of our common stock are currently available for resale under Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 101,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. None of the shares of our common stock are presently available to be sold by shareholders in compliance with Rule 144(k).

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling security holders or to any other persons.

We are paying the expenses of the offering because we seek to:

(i)	become a reporting company with the SEC under the Exchange Act; and

(ii)	enable our common stock to be traded on the OTC Bulletin Board.

We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We presently have sufficient funds to pursue our stated plan of operation, however, after the initial twelve month period, if we are not able to generate any revenues from sales of our Gynecone device, we will require additional financing for operational expenses. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through July 31, 2005.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Mark A. McLeary	President, Secretary, Treasurer, and Director	2004	$0	$0	$0	$0	$0	$0	$0

We presently do not have any compensation agreement with Mr. McLeary, our only director and officer. We do not pay to our director any compensation for serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to our executive officers or directors from inception through July 31, 2005. We have also not granted any stock options to our executive officers or directors since July 31, 2005.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements as of October 31, 2004, including:

(a)	Auditors’ Report;

(b)	Statement of Operations and Deficit for the period from inception on May 28, 2004 through October 31, 2004;

(c)	Balance Sheet as at October 31, 2004;

(d)	Statement of Stockholders Equity for the period from inception on May 28, 2004 through October 31, 2004;

(e)	Statement of Cash Flows for the period from inception on May 28, 2004 through October 31, 2004; and

(f)	Notes to the Financial Statements.

Interim unaudited financial statements for the three months ended July 31, 2005, including:

(a)	Statement of Operations and Deficit for the three months ended July 31, 2005;

(b)	Balance Sheet as at July 31, 2005;

(c)	Statement of Stockholders Equity for the three months ended July 31, 2005;

(d)	Statement of Cash Flows for the three months ended July 31, 2005; and

(e)	Notes to the Financial Statements.

38

Med-Tech Solutions, Inc.

(a Development Stage Enterprise)

Financial Statements

(Expressed in US Dollars)

October 31, 2004

F-1

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Financial Statements
(Expressed in US Dollars)

October 31, 2004

F-2

Auditors’ Report

To the Shareholders of
Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

We have audited the balance sheet of Med-Tech Solutions, Inc. (a Development Stage Enterprise) as at October 31, 2004 and the statements of operations and deficit, stockholders’ equity, and cash flows for the period from incorporation May 28, 2004 through October 31, 2004. These financial statements are the responsibilities of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2004 and the results of its operations and its cash flows for the period from incorporation May 28, 2004 through October 31, 2004 in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to financial statements, the Company is in the development stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mackay LLP
Vancouver, Canada	MACKAY LLP
November 24, 2004	Chartered Accountants

F-3

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Statement of Operations and Deficit
(Expressed in US Dollars)

For the period from inception on May 28, 2004 through October 31, 2004

Revenue	$-

Administrative expenses
Accounting and audit	2,000
Bank charges and interest	58
Consulting fees	500
Legal	6,153
Office and miscellaneous	365

9,076
Loss for the period	(9,076)

Deficit, beginning of period	-

Deficit accumulated during the development stage	$(9,076)

Loss per share	$(0.00)

Weighted average number of shares outstanding	6,474,359

F-4

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Balance Sheet
(Expressed in US Dollars)

October 31, 2004

Assets

Current
Cash	$31,311
Prepaid expenses	8,847

40,158

License agreement (note 4)	8,231

$48,389

Liabilities

Current
Accounts payable and accrued liabilities	$2,000
Due to Director (note 3)	465

2,465
Commitment (note 4)

Stockholders’ Equity
Common stock, $0.001 par value
100,000,000 shares authorized
10,000,000 shares outstanding	10,000

Preferred stock $0.001 par value
100,000,000 shares authorized	-
No shares issued

Additional paid in capital	45,000

Deficit accumulated during the development stage	(9,076)

45,924

$48,389

Approved by the Sole Director:

/s/ Mark A. McLeary
_____________________________ Director

F-5

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Statement of Stockholders Equity
(Expressed in US Dollars)

For the period from inception on May 28, 2004 through October 31, 2004

				Deficit
				Accumulated
			Additional	During the
	Number of		Paid in	Development
	shares	Par value	Capital	Stage	Total

May, 2004 issue common
shares for cash	5,000,000	$5,000	$-	$-	$5,000

September, 2004 issue
common shares for cash	5,000,000	5,000	45,000	-	50,000

Net loss for the period	-	-	-	(9,076)	(9,076)

Balance October 31, 2004	10,000,000	$10,000	$45,000	$(9,076)	$45,924

F-6

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Statement of Cash Flows
(Expressed in US Dollars)

For the period from inception on May 28, 2004 through October 31, 2004

Cash provided by (used for)

Operating activities
Loss for the period	$(9,076)

Change in non-cash working capital items:
Prepaid expenses	(8,847)
Accounts payable and accrued liabilities	2,000

(15,923)

Financing activities
Advances from shareholders	465
Issuance of share capital	55,000

55,465

Investing activity
Acquisition of license agreement	(8,231)

Increase in cash during the development stage	31,311

Cash, beginning of period	-

Cash, end of period	$31,311

Supplemental cash flow information

Interest paid	$-
Income taxes paid	$-

F-7

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Notes to the Financial Statements
(Expressed in US Dollars)

October 31, 2004

1.	Nature of Operations

Med-Tech Solutions, Inc. (the “company”) was incorporated in the State of Nevada on May 28, 2004. The company is engaged in the business of designing, developing and marketing specialty medical devices in the Women’s Health Care industry, in Canada. The company has elected a year end of October 31.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company’s ability to continue as a going concern is dependent upon achieving profitable operations and/ or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

2.	Significant Accounting Policies

	a)	Development stage company

The company is considered to be in the Development stage as defined in Statement of Financial Accounting Standards No. 7.

	b)	Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statement of loss.

	c)	Loss per share

Basic loss per share is calculated using the weighted-average number of shares outstanding during the period.

The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

	d)	Financial instruments

All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

F-8

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Notes to the Financial Statements
(Expressed in US Dollars)

October 31, 2004

2.	Significant Accounting Policies (continued)

	e)	Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

	f)	Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

	g)	Licence agreement

The licence agreement has been recorded at cost, and will be amortized straight-line over the estimated useful life, not to exceed the term of the agreement, at such time as operations commence.

Long-lived assets to be held and used by the company are continually reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the company bases its evaluation on such impairment indicators as nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss will be recognized.

h)	Recent accounting pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003.

In addition, the FASB and Emerging Issues Task Force ("EITF") have issued a variety of interpretations including the following interpretations with wide applicability:

Financial Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", which addresses the consolidation of variable interest entities (formerly referred to as "Special- Purpose Entities"). The Interpretation is generally in effect for interim or annual periods beginning after December 15, 2003.

F-9

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Notes to the Financial Statements
(Expressed in US Dollars)

October 31, 2004

2.	Significant Accounting Policies (continued)

	h)	Recent accounting pronouncements (continued)

In November 2002, the EITF reached a consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). This consensus addresses issues related to separating and allocating value to the individual elements of a single customer arrangement involving obligations regarding multiple products, services, or rights which may be fulfilled at different points in time or over different periods of time. EITF 00-21 guidance is applicable for arrangements entered into in fiscal periods beginning after June 15, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the company’s financial position or results of operations.

3.	Related Party Transactions

a)
During the current period, the President and Sole Director of the Company, paid expenses on behalf of the Company, at October 31, 2004 this advance continued to be outstanding. The balance is non-interest bearing, unsecured and due on demand.

	b)	During the current period the President and Sole Director of the Company purchased 5,000,000 common shares from treasury for cash of $5,000.

4.	License Agreement

During the period the Company acquired an exclusive license to manufacture and distribute particular products from an arms-length private company. The initial term of the license is 50 years and consideration for the license was CDN$10,000 (US$8,231) (paid), and upon sale of product or the technology the Company is required to pay a royalty to the licensor equal to 5% of gross profits, this royalty to be paid on a quarterly basis.

The Company has the option to renew the license for an additional period of 50 years, by written notice prior to expiry of the initial term, and an additional payment of CDN$10,000.

5.	Subsequent Events

Subsequent to October 31, 2004 the company completed a further issuance of 100,000 common shares for gross proceeds of $50,000.

F-10

Med-Tech Solutions, Inc.

(a Development Stage Enterprise)

Financial Statements

(Unaudited – prepared by management)

(Expressed in US Dollars)

July 31, 2005

F-11

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Financial Statements
(Unaudited – prepared by management)
(Expressed in US Dollars)

July 31, 2005

F-12

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Statement of Operations and Deficit
(Unaudited – prepared by management)
(Expressed in US Dollars)

For the period from inception on May 28, 2004 through July 31, 2005

For the	Period from
	inception	Three		Three and
	May 28, 2004	months	Nine months	Nine months
	to April 30,	ended July	ended July 31,	ended July 31,
	2005	31, 2005	2005	2004

Revenue	$-	$-	$-	$-

Administrative expenses
Accounting and audit	5,753	1,274	3,753	-
Bank charges and interest	153	22	95	25
Consulting fees	600	-	100	200
Legal	30,192	-	24,039	1,475
Office and miscellaneous	5,718	1,987	5,353	100

	42,416	3,283	33,340	1,800

Loss for the period	(42,416)	(3,283)	(33,340)	(1,800)

Deficit, beginning of period	-	(39,133)	(9,076)	-

Deficit accumulated during the
development stage	$(42,416)	$(42,416)	$(42,416)	$(1,800)

Loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of
shares outstanding	8,779,487	10,100,000	10,096,703	5,000,000

F-13

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Balance Sheet
(Unaudited – prepared by management)
(Expressed in US Dollars)

As at	July 31, 2005	October 31, 2004

Assets

Current
Cash	$56,285	$31,311
Prepaid expenses	68	8,847

	56,353	40,158

License agreement (note 4)	8,231	8,231

	$64,584	$48,389

Liabilities

Current
Accounts payable and accrued liabilities	$2,000	$2,000
Due to Director (note 3)	-	465

	2,000	2,465

Commitment (note 4)

Stockholders’ Equity
Common stock, $0.001 par value
100,000,000 shares authorized
10,000,000 shares outstanding	10,100	10,000

Preferred stock $0.001 par value
100,000,000 shares authorized	-	-
No shares issued

Additional paid in capital	94,900	45,000

Deficit accumulated during the development stage	(42,416)	(9,076)

	62,584	45,924

	$64,584	$48,389

Approved by the Sole Director:
/s/ Mark A. McLeary
Director

F-14

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Statement of Stockholders Equity
(Unaudited – prepared by management)
(Expressed in US Dollars)

For the period from inception on May 28, 2004 through July 31, 2005

				Deficit
				Accumulated
			Additional	During the
	Number of		Paid in	Development
	shares	Par value	Capital	Stage	Total

May, 2004 issue common
shares for cash	5,000,000	$5,000	$-	$-	$5,000

September, 2004 issue
common shares for cash	5,000,000	5,000	45,000	-	50,000

Net loss for the period	-	-	-	(9,076)	(9,076)

Balance October 31, 2004	10,000,000	10,000	45,000	(9,076)	45,924

November, 2004 issue
common shares for cash	100,000	100	49,900	-	50,000

Net loss for the period	-	-	-	(33,340)	(33,340)

Balance July 31, 2005	10,100,000	$10,100	$94,900	$(42,416)	$62,584

F-15

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Statement of Cash Flows
(Unaudited – prepared by management)
(Expressed in US Dollars)

For the period from inception on May 28, 2004 through July 31, 2005

For the	Period from
	inception	Three
	May 28, 2004	months	Nine months	Three and nine
	to July 31,	ended July	ended July 31,	months ended
	2005	31, 2005	2005	July 31, 2004
Cash provided by (used for)

Operating activities
Loss for the period	$(42,416)	$(3,283)	$(33,340)	$(1,800)

Change in non-cash working
capital items:
Prepaid expenses	(68)	-	8,779	-
Accounts payable and
accrued liabilities	2,000	-	-	-

	(40,484)	(3,283)	(24,561)	(1,800)

Financing activities
Advances from shareholders	-	-	(465)	465
Issuance of share capital	105,000	-	50,000	5,000

	105,000	-	49,535	5,465

Investing activity
Acquisition of license agreement	(8,231)	-	-	-

Increase in cash during the
development stage	56,285	(3,283)	24,974	3,665

Cash, beginning of period	-	56,285	31,311	-

Cash, end of period	$56,285	$56,285	$56,285	$3,665

Supplemental cash flow
information

Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-

F-16

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Notes to the Financial Statements
(Unaudited – prepared by management)
(Expressed in US Dollars)

July 31, 2005

1.	Nature of Operations

Med-Tech Solutions, Inc. (the “company”) was incorporated in the State of Nevada on May 28, 2004. The company is engaged in the business of designing, developing and marketing specialty medical devices in the Women’s Health Care industry, in Canada. The company has elected a year end of October 31.

For US reporting requirements, the accompanying interim consolidated financial statements have been adjusted as of July 31, 2005 as required by item 310 (b) of Regulation S-B to include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustment that would be necessary should the company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying financial statements. The company’s ability to continue as a going concern is dependent upon achieving profitable operations and/ or upon obtaining additional financing. The outcome of these matters can not be predicted at this time.

2.	Significant Accounting Policies

	a)	Development stage company

The company is considered to be in the Development stage as defined in Statement of Financial Accounting Standards No. 7.

	b)	Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction. Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year. Amortization is converted using rates prevailing at dates of acquisition. Gains and losses from foreign currency translation are included in the statement of loss.

	c)	Loss per share

Basic loss per share is calculated using the weighted-average number of shares outstanding during the period.

The company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

F-17

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Notes to the Financial Statements
(Unaudited – prepared by management)
(Expressed in US Dollars)

July 31, 2005

2.	Significant Accounting Policies (continued)

	d)	Financial instruments

All significant financial assets, financial liabilities and equity instruments of the company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

	e)	Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

	f)	Income taxes

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

	g)	Licence agreement

The licence agreement has been recorded at cost, and will be amortized straight-line over the estimated useful life, estimated to be equal to the legal life of 50 years, at such time as operations commence.

Long-lived assets to be held and used by the company are continually reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the company bases its evaluation on such impairment indicators as nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss will be recognized.

F-18

Med-Tech Solutions, Inc.
(a Development Stage Enterprise)

Notes to the Financial Statements
(Unaudited – prepared by management)
(Expressed in US Dollars)

July 31, 2005

2.	Significant Accounting Policies (continued)

	h)	Recent accounting pronouncements

In May 2003, the FASB issued SFAS No. 150, "Accounting for certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003.

In addition, the FASB and Emerging Issues Task Force ("EITF") have issued a variety of interpretations including the following interpretations with wide applicability:

Financial Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", which addresses the consolidation of variable interest entities (formerly referred to as "Special- Purpose Entities"). The Interpretation is generally in effect for interim or annual periods beginning after December 15, 2003.

In November 2002, the EITF reached a consensus on Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). This consensus addresses issues related to separating and allocating value to the individual elements of a single customer arrangement involving obligations regarding multiple products, services, or rights which may be fulfilled at different points in time or over different periods of time. EITF 00-21 guidance is applicable for arrangements entered into in fiscal periods beginning after June 15, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the company’s financial position or results of operations.

3.	Related Party Transactions

a)
During the period ended October 31, 2004, the President and Sole Director of the Company, paid expenses totalling $465 on behalf of the Company, this advance was repaid during the period ended April 30, 2005.

	b)	During the period ended October 31, 2004 the President and Sole Director of the Company purchased 5,000,000 common shares from treasury for cash of $5,000.

4.	License Agreement

During the period the Company acquired an exclusive license to manufacture and distribute particular products from an arms-length private company. The initial term of the license is 50 years and consideration for the license was CDN$10,000 (US$8,231) (paid), and upon sale of product or the technology the Company is required to pay a royalty to the licensor equal to 5% of gross profits, this royalty to be paid on a quarterly basis.

The Company has the option to renew the license for an additional period of 50 years, by written notice prior to expiry of the initial term, and an additional payment of CDN$10,000.

F-19

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

SUBJECT TO COMPLETION, DATED September 21, 2005 PROSPECTUS MED-TECH SOLUTIONS, INC. 5,100,000 SHARES COMMON STOCK ----------------------------

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to provide any information or make any representation about Med-Tech Solutions, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.            INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws.

Chapter 78 of the NRS pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Med-Tech.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Med-Tech, even if they are unsuccessful in defending that action, if the officer or director:

•	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Med-Tech, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was lawful.

However, with respect to actions brought by or on behalf of Med-Tech against our officers or directors, we may not indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Med-Tech, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the general corporate laws of Nevada, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers. Our bylaws further provide that we are not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorized by our Board of Directors,

(iii)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the general corporate laws of Nevada, or

(iv)	such indemnification is required to be made pursuant to our bylaws.

Our bylaws also provide that we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

The NRS and our bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

ITEM 25.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	($)
SEC Registration Fee Transfer Agent Fees Accounting fees and expenses Legal fees and expenses Miscellaneous	$300 $1,000 $5,000 $5,000 $1,000
Total	$12,300
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.            RECENT SALES OF UNREGISTERED SECURITIES

We issued 5,000,000 shares of common stock on May 28, 2004 to Mr. Mark McLeary at a price of $0.001 per share, for total proceeds of $5,000. Mr. McLeary is our sole director and our president, secretary, treasurer and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act. The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act. This issuance was made to Mr. McLeary who is a sophisticated individual and as a promoter of our company since our inception, was in a position of access to relevant and material information regarding our operations.

We completed an offering of 5,000,000 shares of our common stock at a price of $0.01 per share to a total of 50 purchasers known to our director on September 15, 2004. The total amount we received from this offering was $50,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 100,000 shares of our common stock at a price of $0.50 CDN per share to a total of 10 purchasers known to our director on November 9, 2004. The total amount we received from this offering was $50,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.            EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation.(1)

3.2	Bylaws, as amended.(1)

4.1	Form of Share Certificate.(1)

5.1	Opinion of O’Neill Law Group PLLC with consent to use.(2)

10.1	Exclusive License Agreement between MDMI Technologies Inc. and Med-Tech Solutions, Inc. dated October 29, 2004.(1)

10.2	Manufacturing Agreement between MDMI Technologies Inc. and Med-Tech Solutions, Inc. dated January 25, 2005.(1)

10.3	Distribution Agreement between Med-Tech Solutions, Inc. and Medisell International Holdings, Inc. dated May 17, 2005.(3)

23.1	Consent of MacKay LLP, Chartered Accountants.

Notes:
(1)	Filed as an exhibit to our Registration Statement on Form SB-2 filed with the SEC on January 28, 2005.
(2)	Filed as an exhibit to our Registration Statement on Form SB-2/A filed with the SEC on April 12, 2005.
(3)	Filed as an exhibit to our Registration Statement on Form SB-2/A filed with the SEC on June 8, 2005.

ITEM 28.            UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on September 21, 2005.

MED-TECH SOLUTIONS, INC.

By:	/s/ Mark A. McLeary
MARK A. McLEARY
President and Chief Executive Officer
(Principal Executive Officer, Principal
Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

	Chief Executive Officer, Chief Financial Officer,	September 21, 2005
/s/ Mark A. McLeary	President, Secretary, Treasurer
MARK A. McLEARY	and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)